UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 28, 2004

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12984 (Commission File Number)	75-2520779 (IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

     On November 28, 2004, Eagle ICC LLC, a Delaware limited liability company (“Eagle ICC”), Texas Cement Company (“TCC”) and RAAM Limited Partnership, an Illinois limited partnership (“RAAM”) entered into a Joint Venture Interest Purchase Agreement (the “Purchase Agreement”). Eagle ICC and TCC are wholly owned subsidiaries of Eagle Materials Inc. Under the terms of the Purchase Agreement, Eagle ICC agreed to purchase the 50% joint venture interest in Illinois Cement Company owned by RAAM for $72 million cash. The other 50% interest in Illinois Cement Company is owned by TCC. A copy of the Purchase Agreement is attached as Exhibit 2.1 to this current report and is incorporated herein by reference.

     The Purchase Agreement provides that Eagle ICC will pay to RAAM $72 million in cash at closing less $14.4 million which will be deposited into an Escrow Account to secure and support RAAM’s post closing obligations to Eagle ICC and TCC including certain obligations to indemnify Eagle ICC and TCC. Except to the extent utilized to satisfy claims by Eagle ICC and TCC, up to $7.2 million of the escrowed funds will be subject to release to RAAM after the first anniversary of the closing date and the remainder will be subject to release after the fifth anniversary of the closing date. In addition, the Purchase Agreement provides for a contingent payment of an additional $3,000,000 to RAAM in the event Illinois Cement Company completes an expansion of its cement plant of a minimum size within five years following the closing date.

     The Purchase Agreement is subject to a number of conditions including the expiration or termination of any waiting period applicable under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended. Subject to the satisfaction of these conditions, the acquisition is expected to close in January 2005.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
2.1	Joint Venture Interest Purchase Agreement, dated as of November 28, 2004, by and between Eagle ICC LLC, Texas Cement Company and RAAM Limited Partnership

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ Arthur R. Zunker, Jr. Name: Arthur R. Zunker, Jr. Title: Senior Vice President–Finance and Treasurer

Date: November 29, 2004

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Joint Venture Interest Purchase Agreement